Exhibit 21
NATIONAL RETAIL PROPERTIES, INC.
SUBSIDIARIES OF THE REGISTRANT
December 31, 2016

Subsidiary	Jurisdiction of Formation
CCMH I, LLC	Delaware
CCMH II, LLC	Delaware
CCMH III, LLC	Delaware
CCMH IV, LLC	Delaware
CCMH V, LLC	Delaware
CCMH VI, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
Gator Pearson, LLC	Delaware
National Retail Properties Trust	Maryland
National Retail Properties, LP	Delaware
Net Lease Funding, Inc.	Maryland
Net Lease Realty I, Inc.	Maryland
NNN - NatGro LLC	Delaware
NNN Athletic I LLC	Delaware
NNN Athletic II HOLDCO LLC	Delaware
NNN Athletic II MA LLC	Delaware
NNN Athletic II MD LLC	Delaware
NNN BJ's Orlando FL, LLC	Florida
NNN Brokerage Services, Inc.	Maryland
NNN CA Auto Svc LLC	Delaware
NNN Equity Ventures Harrison Crossing, Inc.	Maryland
NNN GP Corp.	Delaware
NNN Harrison Crossing, L.P.	Texas
NNN PBY LLC	Delaware
NNN Retail FF Mabank LLC	Delaware
NNN TRS, Inc.	Maryland
NNN TRU Gastonia LLC	Delaware
Orange Avenue Mortgage Investments, Inc.	Delaware